Exhibit 1

The undersigned hereby agree that this Schedule 13D is filed on behalf of each of them.

Date: July 27, 2026

/s/ Kory J. Schneider
Kory J. Schneider

/s/ Carrie A. Schneider
Carrie A. Schneider